SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2004

REMOTE DYNAMICS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-26140	51-0352879
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)

1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 301-2000

(Former Name or Former Address, if Changed Since Last Report)

Item 8.01. Other Events.

     On October 1, 2004, Remote Dynamics, Inc. (the “Company”) issued two stock purchase warrants (collectively, the “Warrants”) to a private investor (the “Holder”) in connection with the sale of 5,000 shares of the Company’s Series A Preferred Stock in exchange for $5,000,000 in cash. One Warrant granted the Holder the right to purchase up to 1,000,000 shares of the Company’s Common Stock at an initial exercise price per share equal to $0.909 per share (the “Exercise Price”), and the other Warrant granted the Holder the right to purchase up to 625,000 shares of the Company’s Common Stock at the initial Exercise Price.

     Pursuant to the terms of each of the Warrants, the Exercise Price was to be adjusted to equal to 75% of the average closing market price for the Common Stock for the ten trading day period immediately preceding November 15, 2004, if SBC Services, Inc. and/or its affiliates (“SBC”) did not award the Company a contract pursuant to its Request for Quotation for the provision of VTS equipment and service by November 15, 2004, with (a) a minimum term of one (1) year through which the Company will receive a minimum of $10,000,000.00 in annual gross revenues (determined in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”) and which contract contemplates the renewal by SBC for at least one (1) additional year, or (b) a minimum term of two (2) years through which the Company will receive a minimum of $10,000,000.00 in annual gross revenues (determined in accordance with GAAP) (collectively referred to as the “SBC Condition”). As the Company did not meet this requirement, the Exercise Price on both of the Warrants was adjusted so that it is equal to $0.667 per share of Common Stock, effective as of November 15, 2004.

     Both of the Warrants require a second adjustment to the Exercise Price on January 15, 2005 if the SBC Condition is not met by that date; provided that the Exercise Price may only be adjusted downward and not upward. As previously disclosed, SBC has recently informed the Company that it selected another vendor to provide it with vehicle tracking products and services in the future and would begin implementation of such solution mid-year 2005. Accordingly, it will not be possible for the Company to meet the SBC Condition. Therefore, the Exercise Price for both Warrants may be further adjusted downward on January 15, 2005, if the market price for our stock drops to a certain price or lower.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, INC.

/s/ J. Raymond Bilbao

J. Raymond Bilbao
Senior Vice President, General Counsel and
Secretary

Date: November 18, 2004